Exhibit 99.1

Gordmans Stores, Inc. Announces Fourth Quarter and Fiscal Year 2010 Results

Fourth Quarter – Net Income increased 36.1% to $8.4 million;

Diluted EPS was $0.44; Comparable Store Sales up 6.0%

Fiscal Year 2010 – Adjusted Net Income increased 45.7% to $23.1 million;

Adjusted Diluted EPS was $1.32; Comparable Store Sales up 8.4%

Omaha, Nebraska (March 17, 2011) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, today announced results for its fourth quarter (thirteen weeks) and fiscal year (fifty-two weeks) ended January 29, 2011.

Fourth Quarter Highlights

•	Net sales increased 9.3% to $168.4 million compared to $154.0 million in the fourth quarter of fiscal 2009.

•	Comparable store sales increased 6.0% over the fourth quarter of fiscal 2009.

•	Gross profit margin increased 80 basis points over the fourth quarter of fiscal 2009.

•	Net income increased 36.1% to $8.4 million compared to $6.2 million in the fourth quarter of fiscal 2009.

•	Diluted earnings per share were $0.44.

Fiscal Year 2010 Highlights

•	Net sales increased 13.0% to a record $517.0 million compared to $457.5 million for fiscal year 2009.

•	Comparable store sales increased 8.4% over fiscal year 2009.

•	Gross profit margin increased 100 basis points over fiscal year 2009.

•	Adjusted net income, excluding pre-tax, non-recurring charges of $11.8 million, increased 45.7% to $23.1 million compared to $15.9 million in fiscal year 2009.

•	Adjusted diluted earnings per share were $1.32, excluding pre-tax, non-recurring expenses of $11.8 million, compared to $0.99 for fiscal year 2009.

•	Diluted earnings per share were $0.89.

Jeff Gordman, President and Chief Executive Officer, stated: “Gordmans delivered strong operating results for the fourth quarter driven primarily by comparable stores sales growth and enhanced gross profit margins. We are pleased with the progress we have made on several key merchandising, marketing and inventory management initiatives that we believe drove sales and earnings growth during the fourth quarter and the year. We are optimistic with respect to our outlook for fiscal year 2011, during which we expect to open six new stores, relocate one store and enter two new major markets.”

Fourth Quarter Financial Results

Net sales for the thirteen weeks ended January 29, 2011 increased 9.3% to $168.4 million from $154.0 million for the same period last year, which translated into a 6.0% comparable store sales increase. Gross profit increased by 11.6% to $67.1 million, or 39.8% of net sales, from $60.1 million, or 39.0% of net sales, in the fourth quarter of fiscal 2009. Selling, general and administrative costs were $53.3 million, or 31.7% of net sales, compared to $50.1 million, or 32.5% of net sales, in the fourth quarter of fiscal 2009. The Company reported a 36.1% increase in net income to $8.4 million, or $0.44 per diluted share, compared to net income of $6.2 million, or $0.38 per diluted share, in the fourth quarter of fiscal 2009.

Fiscal Year 2010 Financial Results

Net sales for the fiscal year ended January 29, 2011 increased 13.0% to a record $517.0 million from $457.5 million in fiscal year 2009, with comparable store sales increasing 8.4%. Gross profit increased by 15.6% to $224.3 million, or 43.4% of net sales, in fiscal year 2010, from $194.0 million, or 42.4% of net sales, in the prior fiscal year. Selling, general and administrative expenses were $198.3 million in fiscal year 2010, including one-time, pre-tax expenses of $11.8 million related to the initial public offering. Excluding these one-time expenses, non-GAAP adjusted selling, general and administrative expenses as a percentage of net sales decreased by 60 basis points during fiscal year 2010 to 36.1% of net sales compared to 36.7% of net sales in the prior fiscal year. Net income was $15.6 million, or $0.89 per diluted share, compared to net income of $15.9 million, or $0.99 per diluted share, in the prior fiscal year. Excluding the one-time expenses mentioned previously, non-GAAP adjusted net income for fiscal year 2010 increased 45.7% to $23.1 million over the prior fiscal year, and diluted earnings per share were $1.32 (using a diluted share count of 17.5 million).

Outlook

For the first quarter of fiscal 2011 ending April 30, 2011, the Company currently expects net sales to be between $119 million and $121 million, which reflects a low single digit comparable store sales increase. The Company projects diluted earnings per share in the range of $0.34 to $0.36 (using a diluted share count of approximately 19.3 million). For the fiscal year ending January 28, 2012, the Company expects net sales to be between $563 and $571 million, which also reflects a low single digit comparable store sales increase. The Company projects diluted earnings per share in the range of $1.30 to $1.35 (using a diluted share count of approximately 19.3 million).

Conference Call Information

A conference call to discuss fourth quarter financial results is scheduled for today, March 17, 2011 at 4:30 p.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) features a large selection of the latest name brands, fashions and styles at up to 60 percent off department and specialty store prices every day. The wide range of merchandise includes apparel for all ages, accessories, footwear, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans operates 68 stores in 16 Midwestern and surrounding states. For more information about Gordmans, visit www.gordmans.com.

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income, comparable store sales, diluted earnings per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; (6) our successful implementation of advertising, marketing and promotional strategies; (7) termination of our license agreements; (8) our ability to obtain merchandise at acceptable prices; (9) shortages of inventory and harm to our reputation due to difficulties or shut-down of our distribution facilities; (10) our reliance on independent third-party transportation providers for substantially all of our merchandise shipments; (11) political or financial instability in countries where merchandise we sell is manufactured; (12) our growth strategy, including the ability to identify acceptable store locations at appropriate costs; (13) our dependence on a strong brand image; (14) the inability to find a sufficient number of store associates that reflect our brand image and embody our culture; (15) our dependence upon key executive management; (16) our reliance on information systems; (17) system security risk issues that could disrupt our internal operations or information technology services; (18) changes in laws and regulations applicable to our business; (19) our inability to protect our trademarks or other intellectual property rights; (20) fluctuations in energy costs; (21) claims made against us resulting in litigation; (22) impairment on our long-lived assets; (23) our substantial lease obligations; and (24) restrictions imposed by our indebtedness on our current and future operations.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our Registration Statement on Form S-1 (File No. 333-166436), as amended, quarterly reports on Form 10-Q, and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in 000’s)

	January 29, 2011	January 30, 2010
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,368	$16,601
Accounts receivable	1,557	2,544
Landlord receivable	2,077	423
Income tax receivable	1,375	—
Merchandise inventories	59,775	49,291
Deferred income taxes	2,417	2,491
Prepaid expenses	5,394	4,581

Total current assets	101,963	75,931
PROPERTY AND EQUIPMENT, net	18,240	10,444
INTANGIBLE ASSETS, net	2,166	2,262
DEFERRED INCOME TAXES	486	1,050
OTHER ASSETS	2,279	2,431

TOTAL ASSETS	$125,134	$92,118

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$36,833	$30,685
Income taxes payable	—	3,715
Accrued expenses	26,672	24,633
Notes payable, current portion	1,508	667
Capital lease obligations, current portion	424	68

Total current liabilities	65,437	59,768

NONCURRENT LIABILITIES:
Notes payable, net of current portion	326	778
Capital lease obligations, net of current portion	630	—
Deferred rent	6,655	4,686
Other liabilities	33	937

Total noncurrent liabilities	7,644	6,401

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	19	15
Additional paid-in capital	50,830	20,328
Retained earnings	1,204	5,606

Total stockholders’ equity	52,053	25,949

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$125,134	$92,118

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in 000’s except share data)

	13 Weeks Ended January 29, 2011 (Unaudited)	13 Weeks Ended January 30, 2010 (Unaudited)	52 Weeks Ended January 29, 2011 (Unaudited)	52 Weeks Ended January 30, 2010
Net sales	$168,386	$154,034	$517,001	$457,533
License fees from leased departments	1,678	1,620	6,321	5,679
Cost of sales	(102,984)	(95,573)	(299,060)	(269,177)

Gross profit	67,080	60,081	224,262	194,035
Selling, general and administrative expenses	(53,319)	(50,081)	(198,302)	(167,842)

Income from operations	13,761	10,000	25,960	26,193
Interest expense	(173)	(192)	(744)	(1,052)

Income before taxes	13,588	9,808	25,216	25,141
Income tax expense	(5,163)	(3,618)	(9,618)	(9,273)

Net income	$8,425	$6,190	$15,598	$15,868

Basic earnings per share	$0.44	$0.40	$0.91	$1.02
Basic weighted average shares outstanding	19,062,621	15,488,800	17,212,019	15,488,800
Diluted earnings per share	$0.44	$0.38	$0.89	$0.99
Dilutive weighted average shares outstanding	19,273,315	16,121,301	17,454,458	16,036,422

GORDMANS STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in 000’s except share data)

The following information provides reconciliations of non-GAAP financial measures presented in the accompanying earnings release to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying earnings release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the earnings release. The non-GAAP financial measures in the accompanying earnings release may differ from similar measures used by other companies.

As used in the accompanying earnings release, the Company defines non-GAAP as reported amounts for the periods presented excluding the effects of one-time, pre-tax charges related to the initial public offering, principally fees associated with the termination of our consulting agreement with Sun Capital Partners Management V, LLC (“Sun Capital Management”). These non-GAAP financial measures provide the Company and investors with an understanding of the Company’s financial measures adjusted to exclude the effect of the charges described above.

These non-GAAP financial measures assist the Company and investors in making a ready comparison of the Company’s financial measures for fiscal year 2010 against the Company’s results for fiscal year 2009.

The following table reconciles non-GAAP measures to the related GAAP financial measure for the period presented:

	Fiscal Year 2010 Ended January 29, 2011
	(Unaudited)
	GAAP Basis As Reported	Amounts Adjusted		Non-GAAP Basis As Adjusted
Net sales	$517,001	$—		$517,001
License fees from leased departments	6,321	—		6,321
Cost of sales	(299,060)	—		(299,060)

Gross profit	224,262	—		224,262
Selling, general and administrative expenses	(198,302)	11,849	(1)	(186,453)

Income from operations	25,960	11,849		37,809
Interest expense	(744)	—		(744)

Income before taxes	25,216	11,849		37,065
Income tax expense	(9,618)	(4,327)		(13,945)

Net income	$15,598	$7,522		$23,120

Basic earnings per share	$0.91	$0.43		$1.34
Basic weighted average shares outstanding	17,212,019	17,212,019		17,212,019
Diluted earnings per share	$0.89	$0.43		$1.32
Dilutive weighted average shares outstanding	17,454,458	17,454,458		17,454,458

(1)	Includes one-time pre-tax charges of $11.8 million related to the initial public offering primarily including fees associated with the termination of our consulting agreement with Sun Capital Management.

Company Contact:

Mike James

Chief Financial Officer

(402) 691-4126

Investor Relations:

ICR, Inc.

Brendon Frey / James Palczynski

(203) 682-8200